FOR IMMEDIATE RELEASE

Contact:         Bart D'Ambra
Investor Relations
(973) 473-2200

CLIFTON SAVINGS BANCORP, INC. ANNOUNCES RETIREMENT OF JOHN A. CELENTANO, JR. AND WALTER CELUCH

Paul M. Aguggia Appointed as New Chairman, CEO and President

Clifton, New Jersey, September 4, 2013 — Clifton Savings Bancorp, Inc. (the "Company") (Nasdaq: CSBK), the holding company for Clifton Savings Bank (the "Bank"), announced today that John A. Celentano, Jr., Chairman and Chief Executive Officer of the Company and Chairman of the Bank, and Walter Celuch, President of the Company and President and Chief Executive Officer of the Bank, have announced their retirement, effective December 31, 2013.

The Board of Directors also announced the appointment of Paul M. Aguggia as Chairman, Chief Executive Officer and President of the Company and the Bank, effective January 1, 2014. Mr. Aguggia currently serves as Chairman of the global law firm Kilpatrick Townsend & Stockton LLP, which has over 600 attorneys and 17 offices worldwide.  Mr. Aguggia has practiced financial institutions law for nearly 25 years and has served as Clifton Savings’ primary legal counsel for over ten years.  Mr. Aguggia began his career at Willkie Farr & Gallagher LLP in New York City, and was associated with Muldoon Murphy & Aguggia LLP, a boutique banking law firm, for ten years, serving as Chairman of the firm from 2004 until its merger with Kilpatrick Townsend in 2008.  He is a regular speaker and writer on banking matters and was recognized as a 2012 and 2013 Washington D.C. "Super Lawyer" in the area of Securities & Corporate Finance by SuperLawyers magazine.  In 2012, Mr. Aguggia was honored with the District Alliance for Safe Housing's (DASH) Pillar Award, which recognized his pro bono service to DASH (an organization dedicated to the protection of abused women) as its general counsel.  Mr. Aguggia, 50, was born and raised in Bayside, New York and is a graduate of Colgate University and Duke University School of Law.

Mr. Celentano is retiring from the Board and management after having served as director of the Bank since 1962, including as Chairman since 2001, and as Chairman and Chief Executive Officer of the Company since its formation in 2004.  Mr. Celuch has served the Bank in numerous roles for over 25 years, including as President and Chief Executive Officer of the Bank since 1999, and has served as President of the Company since its formation in 2004.  Under their leadership, the Company has grown to over $1 billion in assets and 12 locations.

The Board of Directors released the following statement: "We are deeply indebted to Jack and Walter for their service to Clifton Savings and to the communities that we support.  Since becoming a public company nearly a decade ago, they have guided the Company with a steady hand through turbulent times and have well positioned the Company for future growth and success.  We wish them all the best in their retirement.  We welcome Paul to the Board and look forward to his leadership as we continue with our plans to move forward with our second-step and transition to a fully public company.”

"It has been an honor and a privilege to be associated with Clifton Savings for these many years," said Celentano. "I am proud of the Bank's accomplishments and its position in the community.  I look forward to retirement and the next chapter in my life knowing that we leave the Bank in excellent hands.  We could not be more pleased to have Paul take the helm.  He is someone with extensive experience and who is known to our board to be a person of great character and integrity with an unsurpassed work ethic."

"I am honored to assume the leadership of an institution that I have long admired," said Aguggia. "Having known Mr. Celentano and the Board for many years, I feel well positioned to help Clifton Savings grow and continue to serve its shareholders and the communities of northern New Jersey.  The legacies created by Messrs. Celentano and Celuch are great.  I will work diligently to fill their shoes."

The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey. The Bank currently operates a total of 12 full-service banking offices in northeast New Jersey. The Company's majority stockholder is Clifton MHC, a federally chartered mutual holding company.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements can be found in the Company's Annual Report on Form 10-K for the year ended March 31, 2013 and subsequent quarterly reports on Form 10-Q, which have been filed with the Securities and Exchange Commission and are available on the Securities and Exchange Commission's website (www.sec.gov). The Company does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.